            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

                          COMBINED FINANCIAL STATEMENTS

                                TABLE OF CONTENTS

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Report of Independent Registered Public Accounting Firm                      2

Combined Financial Statements

     Balance Sheets as of December 31, 2004                                  3
        and June 30, 2005 (Unaudited)

     Statements of Operations for the Year Ended December 31, 2004
        and the Six Months Ended June 30, 2005 and 2004 (Unaudited)          4

     Statements of Owners' Equity for the Year Ended December 31, 2004
        and the Six Months Ended June 30, 2005 (Unaudited)                   5

     Statements of Cash Flows for the Year Ended December 31, 2004
        and the Six Months Ended June 30, 2005 and 2004 (Unaudited)          6

     Notes to Financial Statements                                           7

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Owners of
J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

We have audited the accompanying combined balance sheet of J. Percy for Marvin
Richards, Ltd. and CK Outerwear, LLC as of December 31, 2004 and the related combined statements of operations, owners' equity and cash flows for the year then ended. These combined financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the combined financial position of J. Percy for Marvin
Richards, Ltd. and CK Outerwear, LLC as of December 31, 2004, and the combined results of their operations and their combined cash flows for the year then ended, in conformity with accounting principles generally accepted in the United
States of America.

EISNER LLP
New York, New York
September 13, 2005

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

                             COMBINED BALANCE SHEETS

                                 (in thousands)

                         ASSETS                              December 31,     June 30,
                                                                 2004           2005
                                                                 ----           ----
                                                              (Restated)    (Unaudited)
                                                              ----------    -----------

Current assets
    Cash                                                       $    135       $     19
    Accounts receivable                                           1,707            427
    Inventories                                                  10,093         17,500
    Prepaid expenses and other current assets                       193            480
                                                               --------       --------
           Total current assets                                  12,128         18,426
Property, plant, and equipment, net                                 892            824
Intangible, net                                                     800          1,450
Other assets                                                        111             87
                                                               --------       --------
                                                               $ 13,931       $ 20,787
                                                               ========       ========

           LIABILITIES AND OWNERS' EQUITY

Current liabilities
    Accounts payable                                           $  3,647       $  5,526
    Accrued expenses                                              2,247          4,367
    Due to factor                                                   545          7,592
    Due to related parties                                          719            534
    Other current liabilities                                       592            562
                                                               --------       --------
           Total current liabilities                              7,750         18,581
                                                               --------       --------
Deferred rent                                                       568            583
                                                               --------       --------

Commitments and contingencies
Owners' equity
    Common stock - no par value; 1,000 shares authorized,
       15 shares issued and outstanding                             116            116
    Additional paid in capital                                      928            928
    Retained earnings                                             5,968          1,978
                                                               --------       --------
                                                                  7,012          3,022
    Less common stock held in treasury -
       15 shares at cost                                         (1,399)        (1,399)
                                                               --------       --------
                                                                  5,613          1,623
                                                               --------       --------
                                                               $ 13,931       $ 20,787
                                                               ========       ========

                   See notes to combined financial statements

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

                        COMBINED STATEMENTS OF OPERATIONS

                                 (in thousands)

                                                  Year ended
                                                 December 31,           Six months ended
                                                    2004         June 30, 2005    June 30, 2004
                                                    ----         -------------    -------------
                                                 (Restated)                (Unaudited)

Net sales                                          $78,281         $ 13,336         $ 8,140

Cost of goods sold                                  62,758           10,044           5,889
                                                   -------         --------         -------

         Gross profit                               15,523            3,292           2,251

Selling, general and administrative expenses        13,884            5,258           4,799
                                                   -------         --------         -------

         Operating income (loss)                     1,639           (1,966)         (2,548)

Interest and financing charges                         594              238              66
                                                   -------         --------         -------

Income (loss) before income taxes                    1,045           (2,204)         (2,614)

Income tax expense                                      81                6               3
                                                   -------         --------         -------

         Net income (loss)                         $   964         $ (2,210)        $(2,617)
                                                   =======         ========         =======

                   See notes to combined financial statements

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

                      COMBINED STATEMENTS OF OWNERS' EQUITY

                                 (in thousands)

                                                                                    Common
                                                  Additional                         stock
                                        Common      paid-in       Retained          held in
                                        stock       capital       earnings         Treasury        Total
                                        -----       -------       --------         --------        -----

Balance as of January 1, 2004           $116         $928         $ 8,964           $(1,399)      $ 8,609

Distribution to owners                                             (3,960)                         (3,960)
Net income                                                            964                             964
                                        ----         ----         -------           -------       -------

BALANCE AS OF DECEMBER 31, 2004
  (Restated)                             116          928           5,968            (1,399)        5,613
                                        ====         ====         =======           =======       =======

Distribution to owners                                             (1,780)                         (1,780)
Net loss                                                           (2,210)                         (2,210)
                                        ----         ----         -------           -------       -------

BALANCE AS OF JUNE 30, 2005
  (Unaudited)                           $116         $928         $ 1,978           $(1,399)      $ 1,623
                                        ====         ====         =======           =======       =======

                   See notes to combined financial statements

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

                        COMBINED STATEMENTS OF CASH FLOWS

                                 (in thousands)

                                                                     Year Ended
                                                                    December 31,    Six months Ended     Six months Ended
                                                                        2004          June 30, 2005        June 30, 2004
                                                                        ----          -------------        -------------
                                                                     (Restated)        (Unaudited)          (Unaudited)

Cash flows from operating activities
    Net income (loss)                                                  $   964            $(2,210)           $ (2,617)
    Adjustments to reconcile net income (loss) to net cash
      provided by operating activities:
        Depreciation and amortization                                      371                191                 176
        Deferred rent                                                      186                 15                  93
        Changes in:
           Accounts receivable                                           8,401              1,280               9,937
           Inventories, net                                             (7,434)            (7,407)            (16,762)
           Prepaid expenses and other assets                                (5)              (263)               (656)
           Accounts payable                                                 65              1,879               8,696
           Accrued expenses                                                775              2,120                (423)
           Other liabilities                                               915               (215)               (252)
                                                                       -------            -------            --------

         Net cash provided by (used in) operating activities             4,238             (4,610)             (1,808)
                                                                       -------            -------            --------

Cash flows from investing activities
    Capital expenditures                                                  (719)               (23)               (359)
    Intangibles                                                                              (750)
                                                                       -------            -------            --------
         Net cash used in investing activities                            (719)              (773)               (359)
                                                                       -------            -------            --------

Cash flows from financing activities
    Due to factor                                                          545              7,047               4,326
    Owners' distributions                                               (3,960)            (1,780)             (2,135)
                                                                       -------            -------            --------
       Net cash (used in) provided by financing activities              (3,415)             5,267               2,191
                                                                       -------            -------            --------

       Net increase (decrease) in cash                                     104               (116)                 24

Cash at beginning of period                                                 31                135                  31
                                                                       -------            -------            --------

Cash at end of period                                                  $   135            $    19            $     55
                                                                       =======            =======            ========

Supplemental disclosures of cash flow information:
    Cash paid during the period for:
       Interest                                                        $   536            $   323            $     83
       Income taxes                                                        229                  6                 126

                   See notes to combined financial statements

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS

    Information for the six months ended June 30, 2005 and 2004 is unaudited

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

     A summary of the significant accounting policies consistently applied in the preparation of the accompanying combined financial statements are as follows:

     1.  Business Description and Basis of Presentation

         J. Percy for Marvin Richards, Ltd. ("JPMR"), a New York S-Corporation
         and CK Outerwear, LLC ("CK"), a New York Limited Liability Company,
         (collectively the "Company"), are manufacturers, through contractors, and importers of outerwear and market their products at the wholesale level and acts as an agent in brokering sales between its customers and overseas factories, earning commission for such services.

         The combined financial statements include the accounts of J. Percy for
         Marvin Richards, Ltd. and CK Outerwear, LLC, which are affiliated through common ownership. All material intercompany balances and transactions have been eliminated.

     2.  Concentrations of Credit Risk

         Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, amounts due from factor and accounts receivable. The Company maintains its cash in bank deposit accounts, which at times may exceed federally insured limits. The amount due from factor arises from the sale of accounts receivable to the factor. The Company holds no collateral for this instrument. Accounts receivable arise from sales made to major U.S based mass merchandisers, specialty retailers and distributors which represent significant customers of the Company.

     3.  Inventories

         Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market.

     4.  Revenue Recognition

         Inventory is shipped in accordance with specific customer orders. The
         Company recognizes sales when the risks and rewards of ownership have transferred to its customer, determined by the Company to be when title to the merchandise passes to its customer. The Company recognizes commission fee income on sales that are financed by

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

    Information for the six months ended June 30, 2005 and 2004 is unaudited

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         and shipped directly to its customers. Title to goods shipped from the
         Company's overseas vendors transfers to customers when the goods have been delivered to the customer. The Company recognizes commission income upon the completion of the delivery by its vendor to its customer.

     5.  Depreciation and Amortization

         Depreciation and amortization are provided by straight-line methods in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives.

         The following are the estimated lives of the Company's fixed assets:

                      Machinery and equipment                 5 years
                      Furniture and fixtures                  7 years
                      Leasehold improvements             5 - 10 years

         Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

     6.  Valuation of Long Lived Assets

         Long-lived assets such as property and equipment, and intangibles are reviewed at least annually for impairment or when events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss is recognizable when estimated future undiscounted cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

     7.  Income Taxes

         JPMR is a subchapter S corporation, which is treated as a pass through entity for federal, New York State and New Jersey income taxes. JPMR is subject to general corporate business tax in New York City.

         CK is a limited liability corporation, which is treated as a partnership for Federal, New York State, New Jersey and is subject to unincorporated business tax in New York City.

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

    Information for the six months ended June 30, 2005 and 2004 is unaudited

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         No federal income taxes are payable by the Company, and no amount has been provided for in the accompanying financial statements. The owners include their respective share of the Company's profit or losses in their respective tax returns, and the owners are individually liable for federal income taxes on their share of the Company's earnings.
         Provision has been made for income taxes due to certain jurisdictions that do not recognize limited liability and S-corporation status for tax purposes and for minimum taxes that may be due in those jurisdictions.

         Income tax expense includes New Jersey, New York State and New York
         City taxes currently payable.

     8.  Advertising Costs

         The Company expenses advertising costs as incurred. Advertising costs charged to expense were $1,624,000, $462,000 and $70,000 for the year ended December 31, 2004 and the six months ended June 30, 2005 and
         2004, respectively.

     9.  Shipping and Handling Costs

         Shipping and handling costs consist of warehouse facility costs, freight out costs, and warehouse supervisory wages and are included in selling, general and administrative expense.

     10. Use of Estimates

         In preparing financial statements in conformity with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
         Such estimates include depreciation and amortization. Actual results could differ from those estimates.

     11. Fair Value of Financial Instruments

         The carrying value of financial instruments potentially subject to valuation risk (principally consisting of cash, due to/from factor, accounts receivable and accounts payable) approximates their fair values as of the balance sheet dates.

     12. Effects of Recently Issued Accounting Pronouncements

         In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." SFAS No. 151 requires certain abnormal expenditures to be recognized as expenses in the current period. It also requires that the amount of fixed production overhead allocated to inventory be based on the normal capacity of the production facility. The standard is effective for fiscal years beginning on or after June 15, 2005. The Company does not expect SFAS
         No. 151 to have a material effect on the Company's Combined Financial
         Statements.

     13. Interim Financial Statement

         The accompanying balance sheet as of June 30, 2005, and the statements of operations, owners' equity and cash flows for the six months ended
         June 30, 2005 and 2004 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, include all adjustments
         (consisting only of normal recurring items) which are considered necessary for a fair presentation of the Company's combined financial position and results of operations and cash flows for the six months ended June 30, 2005 and 2004. The financial data and other information disclosed in the notes to the financial statements related to the six month periods are unaudited. The results for the six months ended June
         30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005.

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

    Information for the six months ended June 30, 2005 and 2004 is unaudited

NOTE B - DUE TO/FROM FACTOR

         The Company has a factoring agreement with a factor pursuant to which it sells and assigns a substantial portion of its receivables, principally without recourse, to the factor. The factor assumes the credit risk of all assigned accounts approved by it, but maintains liens on all inventory, trade receivables (whether or not assigned) and the goods represented thereby. The Company has a credit line in the amount of $12,000,000. Under the terms of its factoring agreement, the
         Company may request advances from the factor up to 90% of aggregate receivables purchased by the factor at an interest rate of prime minus
         0.5%. The Company also pays a fee equal to 0.375% of the gross invoice amount of each receivable purchased.

NOTE C - INVENTORIES

     Inventories consist of :

                                        December 31,       June 30,
                                            2004             2005
                                            ----             ----

      Finished goods                    $ 6,960,000      $12,277,000
      Work-in-process                       157,000        1,351,000
      Raw materials                       2,976,000        3,872,000
                                        -----------      -----------

                                        $10,093,000      $17,500,000
                                        ===========      ===========

      Raw materials of approximately $1.4 million were maintained in the
      Dominican Republic at December 31, 2004.

NOTE D - PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment (at cost) consist of:

                                                       December 31,    June 30,
                                                          2004           2005
                                                          ----           ----
      Machinery and equipment                          $  227,000     $  227,000
      Leasehold improvements                              757,000        780,000
      Furniture and fixtures                              727,000        727,000
                                                       ----------     ----------
                                                        1,711,000      1,734,000
      Less: accumulated depreciation and amortization     819,000        910,000
                                                       ----------     ----------
                                                       $  892,000     $  824,000
                                                       ==========     ==========

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

    Information for the six months ended June 30, 2005 and 2004 is unaudited

NOTE E - INTANGIBLES

     During August 2003, CK entered into a trademark license agreement in connection with women's outerwear for an aggregate purchase price of
     $1,000,000 from Calvin Klein, Inc. for a period of five years expiring
     December 31, 2008. The license agreement, effective January 1, 2004, is being amortized over a period of five years and accordingly, the Company recorded an amortization of $200,000, $100,000 and $100,000 during the year ended December 31, 2004 and the six months ended June 30, 2005 and 2004, respectively. The license agreement is also subject to certain minimum advertising and royalty payments based on volume of sales (See Note F).

NOTE F - COMMITMENTS AND CONTINGENCIES

     The Company leases warehousing, executive and sales facilities under operating leases with options to renew at varying terms. Leases with provisions for increasing rents have been accounted for on a straight-line basis over the life of the lease.

     The following schedule sets forth the future minimum rental payments for operating leases having non-cancelable lease periods in excess of one year at December 31, 2004:

                                                          Operating
                                                           Leases
                                                           ------
       Year ending December 31,
            2005                                        $   880,000
            2006                                            929,000
            2007                                            521,000
            2008                                            626,000
            2009                                            650,000
            Thereafter                                    2,513,000
                                                        -----------

       Minimum lease payments                           $ 6,119,000
                                                        ===========

     Rent expense, including common area charges and escalations, on the above operating leases was $1.2 million, $506,000 and $443,000 for the year ended
     December 31, 2004 and the six months ended June 30, 2005 and 2004, respectively.

     The Company has entered into license agreements that provide for royalty payments as a percentage of net sales of licensed products. The Company incurred royalty expense (included in cost of goods sold) of approximately
     $2.3 million, $456,000 and $183,000 for the year ended December 31, 2004 and the six months ended June 30, 2005 and 2004, respectively. Based on minimum sales requirements, future minimum royalty and advertising payments required under these agreements are:

            J. PERCY FOR MARVIN RICHARDS, LTD. AND CK OUTERWEAR, LLC

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

    Information for the six months ended June 30, 2005 and 2004 is unaudited

NOTE F - COMMITMENTS AND CONTINGENCIES (CONTINUED)

                      Year ending December 31,            Amount
                      ------------------------            ------

                          2005                         $ 1,825,000
                          2006                           2,265,000
                          2007                           2,600,000
                          2008                           2,800,000
                                                       -----------
                                                       $ 9,490,000
                                                       ===========

     The Company has standby letters of credit in an aggregate amount of
     $237,000 outstanding for security deposits on its leased corporate office and warehouse space as of all periods presented.

     At December 31, 2004, the Company was in violation of certain financial and reporting requirement covenants with Calvin Klein under its license agreement. In August 2005, the licensor entered into a new agreement with
     CK Outerwear, LLC and G-III Apparel Group, Ltd. (See Note I(3)).

NOTE G - EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) plan and trust for eligible employees.
     Pension costs include service costs, which are accrued and funded on a current basis. The Company provides for a discretionary matching contribution. No contribution was made for the periods presented.

NOTE H - MAJOR CUSTOMERS

     For the year ended December 31, 2004, three customers accounted for 13.4%,
     11.2% and 10.0%, respectively, of the Company's net sales.

NOTE I - SUBSEQUENT EVENTS

     1) In May 2005, General Electric Capital Corporation ("GECC") filed a lawsuit against JPMR seeking payment of two outstanding invoices in the total amount of approximately $63,000. GECC is a secured lender of a vendor of the Company. Management believes it has substantial defenses to the claims asserted in the lawsuit and intends to vigorously defend this matter.

     2) In June 2005, the Company entered into a license agreement, effective
        July 8, 2005, to design, manufacture, and market men's outerwear with
        Calvin Klein. The Company paid a license fee in the amount of $750,000 upon inception of the agreement. The agreement provides for minimum royalty and advertising payments. The license agreement is through
        December 31, 2010 with an automatic five-year renewal subject to certain requirements.

     3) On July 11, 2005, all of the outstanding capital stock of J. Percy for
        Marvin Richards, Ltd., all of the membership interests of CK Outerwear,
        LLC and 50% of the membership interests in Fabio Licensing, LLC, a related entity 50% owned by the stockholders and members of the Company, was acquired by G-III Leather Fashions, Inc., a wholly owned subsidiary of G-III Apparel Group, Ltd. for $23.9 million in cash and stock. The sellers are also entitled to receive additional contingent payments for the years ending January 31, 2006 through January 31, 2009, based on the future performance of the Company, as defined.

NOTE J - DUE TO RELATED PARTIES

     The Company licenses women's outerwear from Fabio Licensing, LLC. Fabio
     Licensing LLC is an entity 50% owned by certain stockholders and members of the Company. During the year ended December 31, 2004 and the six months ended June 30, 2005 and 2004, the Company incurred royalty expense of
     $664,000, $1,000 and $4,000, respectively, in connection with this license agreement. At December 31, 2004 and June 30, 2005, the Company owed
     $721,000 and $537,000 to Fabio Licensing, LLC, respectively.

NOTE K - RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

     The Company has recorded certain adjustments to its previously issued financial statements as of December 31, 2004 and for the year then ended audited by other auditors. The effect of these adjustments are as follows:

                                                    COMBINED STATEMENT OF OPERATIONS
                                                      YEAR ENDED DECEMBER 31, 2004
                                                AS REPORTED  ADJUSTMENTS    AS RESTATED
                                               ------------------------------------------

      Net Sales                                $ 78,757,000  $  (476,000)  $  78,281,000
      Cost of Goods Sold                         62,679,000       79,000      62,758,000
                                               ------------  -----------   -------------
      Gross Profit                               16,078,000     (555,000)     15,523,000
      SG&A                                       13,940,000      (56,000)     13,884,000
                                               ------------  -----------   -------------
      Income Before Income Taxes                  2,138,000     (499,000)      1,639,000
      Interest and Financing Charges                      0      594,000         594,000
                                               ------------  -----------   -------------
      Income (loss) Before Income Taxes           2,138,000   (1,093,000)      1,045,000

      Provision for Income Taxes                     81,000             0         81,000
                                               ------------  -----------   -------------
      Net Income                               $  2,057,000  $(1,093,000)  $     964,000
                                               ============  ===========   =============

      Adjustments related to the following:

      Net sales decreased $476,000 primarily due to sales cut-offs at year end.

      Cost of goods sold increased $79,000 primarily due to inventory costing at the lower of cost or market and sales cut-offs above.

      Interest and financing charges in the "As Reported" financial statements were recorded in SG&A. The increase of approximately $538,000 in SG&A, adjusted for interest and financing charges, is primarily attributed to additional accruals of payroll ($284,000), straight-line rent expense
      ($186,000) and GAAP depreciation expense ($69,000).